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                                                                    EXHIBIT 11.1

DYNAMEX INC. AND SUBSIDIARIES
CALCULATION OF NET INCOME PER COMMON SHARE
(in thousands except per share data)
(Unaudited)


                                           Three months ended
                                              October 31,
                                        -----------------------
                                          1998           1997
                                        --------       --------
Net income                              $    947       $    967
                                        ========       ========

Weighted average common
     shares outstanding                   10,069          7,363

Common share equivalents related
     to options and warrants                  58            132
                                        --------       --------

Common shares and common share
     equivalents                          10,127          7,495
                                        ========       ========

Common stock price used under
     treasury stock method              $   8.23       $   8.48
                                        ========       ========

Net income per common share:
     Basic                              $   0.09       $   0.13
                                        ========       ========

     Diluted                            $   0.09       $   0.13
                                        ========       ========